EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (file numbers 333-01957, 333-01959, 333-59771, 333-34992, 333-34994, 333-34996, 333-111370 and 333-124845) on Form S-8 of our reports dated March 4, 2009 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of FASB Interpretation No. 48, Accounting  for Uncertainty in Income Taxes, on January 1, 2007 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on December 30, 2006) and financial statement schedule of Franklin Electric Co., Inc. and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Franklin Electric Co., Inc. and subsidiaries for the year ended January 3, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 4, 2009